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Exhibit 10.29

                                OPTION AGREEMENT

     THIS OPTION AGREEMENT (this "Agreement") is made as of the 14th day of June 1996, by and between VIDEOLAN TECHNOLOGIES, INC., a Delaware corporation (the "Company") and QUEST ENTERPRISES, INC., a New York corporation ("QEI").

     WHEREAS, pursuant to that certain Sales Agency Agreement dated June 14, 1996 between the Company and QEI (the "Sales Agency Agreement"), QEI was granted an option (the "Option") to purchase 75,000 shares of the Company's common stock (the "Shares");

     WHEREAS, QEI and the Company desire to set forth the terms and conditions of the Option;

     NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt, mutuality and sufficiency of which is acknowledged, the parties hereto agree as follows:

     1. Option. On the terms and subject to the conditions of this Agreement, QEI shall have the right to purchase up to 75,000 Shares, subject to adjustment in accordance with Section 6 of this Agreement and subject to the exercise requirements set forth in Section 4(a) and (b) of this Agreement.

     2. Option Exercise Price. The exercise price of the Option (the "Exercise Price") shall be $16.00 per Share, subject to adjustment in accordance with
Section 6 of this Agreement.

     3. Duration of Option. The Option shall expire five years from the date hereof.

     4. Exercise of Option.

          (a) The Option to purchase up to 25,000 of the Shares shall be irrevocable and shall be exercisable at any time prior to its expiration and shall not be affected by the termination of the Sales Agency Agreement.

          (b) The Option to purchase any or all of the additional 50,000 Shares will not be exercisable until and unless prior to the termination of the Sales Agency Agreement (i) the Company has received Net Sales (as defined in the Sales Agency Agreement) of at least $5,000,000 or (ii) the Company obtains equity financing of at least $5,000,000 through QEI on terms that are acceptable to the Company.

          (c) This Option may be exercised by delivery of written notice to the Company at its executive offices, addressed to the attention of the Chief Financial Officer. Such notice: (i) shall be accompanied by all necessary corporate authorization and signed by the president of QEI or its legal representatives; (ii) shall specify the number of full Shares then elected to be purchased
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with respect to the Option; and (iii) shall be accompanied by payment in full of the Exercise Price of the Shares to be purchased.

          (d) The Exercise Price upon exercise of this Option shall be payable to the Company in cash or its equivalent.

          (e) As promptly as practicable after the receipt of notice and payment upon exercise, the Company shall cause to be delivered to QEI certificates for the Shares so purchased. If the Option shall have been exercised in full, this Agreement shall be returned to the Company and canceled.

     5. Registration of Shares.

          (a) The Shares shall be registered under the Securities Act of 1933, as amended on or before October 23, 1996. In the event that QEI should acquire any Shares which, at the time of acquisition, are not duly registered under the Act and, as necessary, applicable state securities law, certificates evidencing the unregistered Shares shall bear the following legends:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, AND WILL NOT BE TRANSFERRED ON THE BOOKS AND RECORDS OF THE COMPANY, UNLESS (i) THEY HAVE BEEN REGISTERED UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, OR (ii) REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

Upon the registration of any shares represented by a certificate bearing this legend, the Company shall issue replacement certificates free of this legend.

          (b) No more than 10,000 Shares may be sold in any one calendar month and no more than 2,000 Shares may be sold in any one day. The certificates evidencing the Shares shall bear a legend referring to such restriction.

     6. Adjustments in Authorized Shares and the Option. In the event of a merger, reorganization, consolidation, recapitalization, reclassification, split-up, spin-off, separation, liquidation, share dividend, share split, reverse share split, share combination, share exchange or other change in the capital structure of the Company affecting the Shares, the Board of Directors of the Company may substitute or adjust the total number and class of Shares or other securities that may be issued hereunder, and the Exercise Price, as it determines to be appropriate and equitable to prevent dilution or enlargement of the rights of QEI and to preserve, without diluting or


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exceeding, the value of the Option, provided, however, that such adjustments shall be equivalent to that imposed equally upon all other option holders and/or shareholders in the Company.

     7. Miscellaneous.


          (a) Tax Withholding. The parties acknowledge and agree that any and all compensation received by QEI pursuant to any exercise of the Option will be self-employment income, and that QEI shall bear the sole responsibility with respect to withholding and estimated tax payments on such compensation.

          (b) Amendment. This Agreement may not be changed or terminated except by written instrument signed by the parties.

          (c) Successors; Binding Agreement. The Company agrees that:

               (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to QEI, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place; and

               (ii) This Agreement and all rights of QEI hereunder shall inure to the benefit of and be enforceable by QEI or its successors or assignees.

          (d) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

          (e) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, arrangements or understandings with respect to its subject matter. Without limiting the generality of the foregoing, that certain Memorandum dated March 7, 1996 from Ted Ralston to Tuvia Barak shall be and is null, void and of no further force and effect.

          (f) Governing Law. This Agreement, and the application or interpretation thereof, shall be governed by the laws of the Commonwealth of Kentucky.


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     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

                                    VIDEOLAN TECHNOLOGIES, INC.
                                    (the "Company")

                                    By:_________________________________________

                                    Title:______________________________________

                                    QUEST ENTERPRISES, INC.
                                    ("QEI")


                                    By:_________________________________________

                                    Title:______________________________________


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